Exhibit 99.1

Press release

Editorial Contact:

Jennifer Van-Every

Xilinx North America

(408) 879-7727

Jennifer.vanevery@xilinx.com

FOR IMMEDIATE RELEASE

U.S. TAX COURT RULES IN FAVOR OF XILINX ON COST SHARING CASE

Company not liable for tax or penalties in ruling covering 1996 – 1999

September 2, 2005, SAN JOSE, Calif. –Xilinx, Inc. (NASDAQ: XLNX), announced that the U.S. Tax Court issued a favorable opinion regarding the Company’s allocation of costs with its Irish subsidiary. The case dealt with cost sharing, a common practice for developing new intangibles and products for multinational companies. This issue was tried in July 2004 for the Company’s fiscal years 1996 through 1999.  The Court concluded that the Company was not liable for any tax, penalties or interest associated with the IRS assertions.

In the decision, the Court found that the Company’s cost sharing agreement, which did not include any sharing of cost for stock option expenses, met the arm’s-length standard of the IRS Tax Regulations and that unrelated parties would not share the spread or grant date value of stock options (“arm’s-length” refers to how entities would normally conduct business, even if the entities are related as subsidiaries or through other business relationships).  The Court further found that the regulations applicable to the tax years at issue did not require the Company to include stock options in its cost sharing agreements.

The Company is in the process of evaluating the full accounting implications of this decision on tax years 1996-1999 and all subsequent impacted years.  Based upon its initial analysis, the Company expects that there will be a favorable impact of $7 to $9 million to net income for reversal of prior reserves related to this issue.  In addition, there could be an additional positive impact of $3 to $4 million for interest income, net of tax resulting from a refund due to the Company.

“This is an important decision for Xilinx and for other affected high tech companies” said Joe Forgy, Vice President, Tax at Xilinx.  “For Xilinx, the decision is an important part of our strategy to serve a worldwide marketplace with innovative products.  We would like to thank our excellent legal team at Fenwick & West, our expert and fact witnesses and all others in our industry that supported our case.”

About Xilinx

Xilinx is the worldwide leader in complete programmable logic solutions. For more information, visit www.xilinx.com.